Registration No. 333-47945
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No.  17  Dated July 7, 1998 (To Prospectus dated
April 3, 1998)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $200,000,000

Price to Public:    100%          Proceeds to HFC:  99.918%

Issue Date:    July 13, 1998      Stated Maturity:  July 13, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on July 10, 1998.

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus 0.30%  (+ 30 basis points)

Interest Payment Dates:  On the 13th of January, April, July and
     October of each year, commencing October 13, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date: On the second Business Day prior to each Interest Reset Date.

Interest Reset Date:  On each Business Day.

Index Maturity:  Daily.

Agent:  Salomon Brothers, Inc.

Agent's Commission or Discount:  .082%

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